Secondary Offering

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $.01 per share	22,540,000(1)	$25.25	$569,135,000	$77,630.01(2)

(1)
Assumes that the underwriters exercise their option to purchase 2,940,000 additional shares.

(2)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

  Filed Pursuant to Rule No. 424(b)3
  Registration No. 333-187060

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MARCH 6, 2013

        19,600,000 Shares

COMMON STOCK

        The selling stockholders identified in this prospectus supplement are offering 19,600,000 shares of our common stock. The selling stockholders will receive all net proceeds from the sale of the shares of our common stock in this offering.

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "BKU." The last reported sale price of our common stock on March 7, 2013 was $26.08 per share.

        Investing in our common stock involves risks. See the "Risk Factors" section on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

PRICE $25.25 PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders

Per Share	$25.25	$0.5050	$24.745

Total	$494,900,000	$9,898,000	$485,002,000

        The selling stockholders have granted the underwriters an option to purchase an additional 2,940,000 shares of common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock to purchasers on March 13, 2013.

Morgan Stanley	BofA Merrill Lynch

Credit Suisse	Janney Montgomery Scott	J.P. Morgan
Keefe, Bruyette & Woods A Stifel Company	RBC Capital Markets	Wells Fargo Securities

March 7, 2013.

        For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling our common stock. The second part is the accompanying prospectus, dated March 6, 2013, which contains and incorporates by reference important business and financial information about us and other information about the offering.

        You should rely only on the information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. We have not, and the selling stockholders and underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders and underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein.

        Unless we state otherwise or the context otherwise requires, references in this prospectus to "we," "our," "us," and the "Company" refer to BankUnited, Inc., a Delaware corporation, and its consolidated subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated by reference therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to, among other things, future events and financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company's current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company's operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, the Company's actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference therein. You should carefully consider, among other things, the matters discussed in the sections titled "Risk Factors" on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

BANKUNITED, INC.

Overview

        BankUnited, Inc. ("BankUnited, Inc." or "BKU") is a national bank holding company with three direct wholly-owned subsidiaries: BankUnited, National Association ("BankUnited" or the "Bank"), Herald National Bank ("Herald"), and BankUnited Investment Services, Inc. ("BUIS"). BankUnited, a national banking association headquartered in Miami Lakes, Florida with $11.7 billion of assets as of December 31, 2012, provides a full range of banking services to individual and corporate customers through 98 branches located in 15 Florida counties. Herald is a national banking association with 2 branch locations in New York. BUIS is a Florida insurance agency providing wealth management and financial planning services. The operations of BUIS have not historically been significant to the results of operations or financial position of the Company. We intend to discontinue the operations of BUIS in 2013.

        The Company has built, through organic growth and acquisitions, a premier regional bank with a low-risk, long-term value-oriented business model focused on small and medium sized businesses and consumers. We endeavor to provide personalized customer service and offer a full range of traditional banking products and services to both our commercial and retail customers.

        BankUnited, Inc. was organized by a management team led by our Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009 and was initially capitalized with $945.0 million by a group of investors. On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB, from the Federal Deposit Insurance Corporation, or the FDIC, in a transaction which we refer to as the "FSB Acquisition". Concurrently with the FSB Acquisition, the Bank entered into two loss sharing agreements (the "Loss Sharing Agreements"), which cover certain legacy assets, including the entire legacy loan portfolio and other real estate owned ("OREO") and certain purchased investment securities. We refer to assets covered by the Loss Sharing Agreements as covered assets or, in certain cases, covered loans or covered securities. At December 31, 2012, covered assets represented approximately 17% of our total assets.

        On February 2, 2011, we completed the initial public offering of 33,350,000 shares of our common stock, 4,000,000 of which was sold by us, for which we received proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $98.6 million.

        On February 29, 2012, BKU completed the acquisition of Herald for an aggregate purchase price of $65.0 million in cash and stock.

Our Business Strategy

        Since the FSB Acquisition, the management team has led the transformation of the Company into a healthy, well-capitalized commercial bank with a disciplined and opportunistic approach to growth. We shifted from a price-driven, transaction-based culture to a service-driven, relationship-based franchise. We also have invested in and dedicated a significant amount of capital to build a strong enterprise-risk management infrastructure to ensure appropriate oversight and strong regulatory relations.

        We will continue to build our banking franchise, employing the following key elements:

  •
  After achieving remarkable success in growing our market share in Florida, we are excited to launch the next chapter of our organic growth strategy with our entry into the Tri-State market.  Since 2010, we have attracted and invested in strong lending teams with many years of experience in the Florida market that have helped transform our franchise into a premier commercial bank. Through these teams, we have been able to grow organically at a healthy pace, and we believe this trend will continue as the economy improves and as we maintain our reputation as a strong and well-capitalized financial institution. We anticipate that our entry into New York, New Jersey and Connecticut (the "Tri-State market"), where our management team has extensive knowledge and experience, will significantly contribute to our growth.

  •
  A culture of disciplined credit underwriting.  At December 31, 2012, 33% of our total loan portfolio was covered by the FDIC Loss Sharing Agreements and contain limited credit risk exposure. Our new loan portfolio has grown to $3.7 billion since the FSB Acquisition, and has been underwritten based on high credit standards, procedures and policies. Asset quality has remained strong with the ratio of non-performing new loans to total new loans at 0.43% at December 31, 2012, and 0.17% at December 31, 2011. The ratio of total non-performing loans to total loans was 0.62% at December 31, 2012 as compared to 0.70% at December 31, 2011. At December 31, 2012, non-performing assets totaled $110.6 million, including $76.0 million of OREO, as compared to $152.6 million, including $123.7 million of OREO, at December 31, 2011. At December 31, 2012, 85.5% of total non-performing assets, including all OREO, were covered assets.

  •
  A disciplined acquisition strategy.  The Company has acquired three businesses since the FSB Acquisition. In 2010, we acquired two businesses which launched our leasing platform on a national basis. Through United Capital Business Lending, we offer equipment financing services and through Pinnacle Public Finance, we offer municipal leasing services. Collectively, these two wholly-owned subsidiaries of the Bank have grown from $42.7 million as of October 8, 2010, to $435.8 million in loans and leases as of December 31, 2012. On February 29, 2012, we completed the acquisition of Herald. The management team continues to remain disciplined in evaluating acquisition opportunities which will enhance the franchise and create shareholder and strategic value. This includes traditional whole bank acquisitions and complementary acquisitions of select banking and banking-related businesses.

  •
  Strategic and financial diversification.  We believe diversification of our business leads to stability in earnings and reduces risk. As such, we have and will continue to diversify the Bank through prudent expansion of our product offerings, channels and geography. In addition to our core commercial banking franchise and completed acquisitions, we are building a residential origination channel in-house, and have recently entered into the indirect auto and taxi medallion lending businesses.

  •
  A scalable and efficient operating model.  Our management team has a history of running highly efficient banking institutions and is focused on building a culture of operational efficiency. We have made and will continue to make strategic investments in our infrastructure to position us for future growth. This has included technology enhancements, in particular, our conversion to a robust core deposit platform in 2011, as well as physical infrastructure improvements, which includes the refurbishment of our entire bank footprint.

Our Market Areas

        Our primary banking market has been Florida, in particular the Miami metropolitan statistical area. We believe Florida represents a long-term attractive banking market as the economy has shown signs of improvement. According to estimates from SNL Financial, from 2000 to 2011, Florida added 2.9 million new residents, the third most of any U.S. state, and, in 2011, had a total population of 18.9 million and a median household income of $44,062.

        As a result of the recent financial crisis, many Florida banks have experienced capital constraints and liquidity and earnings challenges. Undercapitalization and increased regulation of the banking sector have caused many banks to reduce lending to new and existing clients and focus primarily on improving their balance sheets, putting pressure on borrowers to look for new banking relationships. Our competitive strengths, including an experienced management team, robust capital position and scalable platform, allow us to take advantage of the resultant opportunities. We also expect recent improving economic trends in Florida to enhance our opportunities for growth.

        The acquisition of Herald allowed us to begin establishing a presence in the New York metropolitan market. In addition, in the first quarter of 2013, we intend to fully launch our entry into the Tri-State market, where we see significant long-term growth opportunities, with the opening of 3 de novo branches in New York City. See "—Recent Developments—BankUnited Enters the Tri-State Market." According to SNL Financial, as of June 30, 2012, the Tri-State area has approximately $1.4 trillion in deposits, with the majority of market concentrated in the New York metropolitan area. The economic health of the Tri-State market, coupled with the management team's experience in building a successful Northeast regional bank in the past, make us well positioned to grow in this market.

Recent Developments

  BankUnited Enters the Tri-State Market

        On February 1, 2013, with the expiration of the restrictions imposed on Messrs. John A. Kanas and John Bohlsen resulting from their respective separation from Capital One Financial Corporation, BankUnited is no longer constrained from offering banking products and services to customers in the Tri-State market.

        During the first quarter of 2013, we plan to merge Herald into BankUnited and open 3 de novo branches in New York City.

Corporate Information

        Our principal executive offices are located at 14817 Oak Lane, Miami Lakes, Florida 33016. Our telephone number is (305) 569-2000. Our Internet address is www.bankunited.com. Information on, or accessible through, our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	19,600,000 shares (including 4,810,000 shares issuable upon the automatic conversion of an equal number of shares of our Series A Nonvoting Convertible Preferred Stock ("Series A Preferred Stock")).
Common stock outstanding after this offering	99,848,213 shares.
Option to purchase additional shares

The selling stockholders have granted the underwriters an option to purchase up to an additional 2,940,000 shares (including 605,794 shares issuable upon the automatic conversion of an equal number of shares of Series A Preferred Stock) within 30 days from the date of this prospectus supplement.

Use of proceeds

The selling stockholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

Dividends

The Company declared a quarterly dividend of $0.17 per share on its common stock for each of the first three quarters of 2012, and increased its dividend to $0.21 per share on its common stock for the fourth quarter of 2012, resulting in total dividends for 2012 of $74.1 million, or $0.72 per share for the year ended December 31, 2012. The Company declared quarterly dividends of $0.14 per share on its common stock in 2011, resulting in total dividends for 2011 of $56.7 million, or $0.56 per share for the year ended December 31, 2011. Dividends from the Bank are the principal source of funds for the payment of dividends on our common stock. The Bank is subject to certain restrictions that may limit its ability to pay dividends to us. The quarterly dividends on our common stock are subject to the discretion of our board of directors and dependent on, among other things, our financial condition, results of operations, capital requirements, restrictions contained in financing instruments and other factors that our board of directors may deem relevant. See "Dividend Policy."

NYSE symbol	"BKU"
Risk factors

Investing in our common stock involves risks. See the sections titled "Risk Factors" on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of certain risks you should consider before investing in our common stock.

        Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering is based on 95,038,213 shares outstanding as of February 20, 2013 and gives effect to the automatic conversion of 4,810,000 shares of our Series A Preferred Stock into an equal number of shares of our common stock as a result of this offering. The number of shares of common stock outstanding after this offering excludes:

  •
  5,662,805 shares of common stock issuable upon the exercise of options outstanding as of February 20, 2013 at a weighted average exercise price of approximately $25.92 per share;

  •
  2,581,610 shares of common stock reserved for issuance under our benefit plans; and

  •
  605,794 shares of common stock issuable upon the conversion of our Series A Preferred Stock (which shares could be automatically converted as part of the underwriters' option to purchase additional shares).

        Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

        You should read the summary consolidated financial data set forth below in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference into the accompanying prospectus and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into the accompanying prospectus.

        The summary consolidated financial data set forth below at and for the years ended December 31, 2012, 2011 and 2010 is derived from our audited consolidated financial statements.

	At December 31,
	2012	2011	2010
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$495,353	$303,742	$564,774
Investment securities available for sale, at fair value	4,172,412	4,181,977	2,926,602
Loans, net	5,512,618	4,088,656	3,875,857
FDIC indemnification asset	1,457,570	2,049,151	2,667,401
Goodwill and other intangible assets	69,768	68,667	69,011
Total assets	12,375,953	11,322,038	10,869,560
Deposits	8,538,073	7,364,714	7,163,728
Federal Home Loan Bank advances	1,916,919	2,236,131	2,255,200
Total liabilities	10,569,273	9,786,758	9,616,052
Total stockholders' equity	1,806,680	1,535,280	1,253,508

	Years Ended December 31,
	2012	2011	2010
	(dollars in thousands, except per share data)
Consolidated Income Statement Data:
Interest income	$720,856	$638,097	$557,688
Interest expense	123,269	138,937	168,200
Net interest income before provision for loan losses	597,587	499,160	389,488
Provision for loan losses	18,896	13,828	51,407
Net interest income after provision for loan losses	578,691	485,332	338,081
Non-interest income	89,247	163,217	297,779
Non-interest expense	323,073	455,805	323,320
Income before income taxes	344,865	192,744	312,540
Provision for income taxes	133,605	129,576	127,805
Net income	$211,260	$63,168	$184,735
Share Data:
Earnings per common share, basic	$2.05	$0.63	$1.99
Earnings per common share, diluted	$2.05	$0.62	$1.99
Cash dividends declared per common share	$0.72	$0.56	$0.37
Dividend payout ratio	35.13%	90.32%	18.59%
Other Data (unaudited):
Financial ratios
Return on average assets	1.71%	0.58%	1.65%
Return on average common stockholders' equity	12.45%	4.34%	15.43%
Yield on earning assets(1)	7.27%	7.92%	7.26%
Cost of interest bearing liabilities	1.33%	1.62%	1.81%
Equity to assets ratio	14.60%	13.56%	11.53%
Interest rate spread(1)	5.94%	6.30%	5.45%
Net interest margin(1)	6.04%	6.21%	5.08%
Loan to deposit ratio(2)	65.28%	56.23%	54.96%

	Years Ended December 31,
	2012	2011	2010
	(dollars in thousands, except per share data)
Asset quality ratios
Non-performing loans to total loans(2)(3)	0.62%	0.70%	0.66%
Non-performing assets to total assets(4)	0.89%	1.35%	2.14%
Allowance for loan and lease losses to total loans	1.06%	1.17%	1.48%
Allowance for loan and lease losses to non- performing loans(3)	171.21%	167.59%	226.35%
Net charge-offs to average loans	0.17%	0.62%	0.37%

	At December 31,
	2012	2011	2010
Capital ratios
Tier 1 risk-based capital	33.60%	41.62%	42.97%
Total risk-based capital	34.88%	42.89%	43.71%
Tier 1 leverage	13.16%	13.06%	10.76%

(1)
On a tax-equivalent basis for the years ended December 31, 2012, 2011 and 2010.

(2)
Total loans are net of unearned discounts and deferred fees and costs.

(3)
We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans. The carrying value of ACI loans contractually delinquent by more than 90 days, but not identified as non-performing was $176.5 million, $361.2 million and $717.7 million at December 31, 2012, December 31, 2011 and December 31, 2010, respectively.

(4)
Non-performing assets include non-performing loans and OREO.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the risks described below, together with the other information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus, as well as the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2012, before you decide to buy the common stock offered by this prospectus. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        We are not restricted from issuing additional shares of our common stock or preferred stock, subject to the lock-up agreement with the underwriters, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, by us, the selling stockholders or others, or the perception that such sales could occur.

USE OF PROCEEDS

        The selling stockholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BKU." On March 7, 2013, the closing sale price of our common stock as reported on the NYSE was $26.08. The following table sets forth the high and low intraday prices of our common stock on the NYSE for the periods indicated.

	2011
	High	Low
First Quarter	$29.90	$27.25
Second Quarter	$29.54	$26.10
Third Quarter	$27.60	$19.41
Fourth Quarter	$23.49	$18.92

	2012
	High	Low
First Quarter	$26.33	$21.66
Second Quarter	$25.26	$22.23
Third Quarter	$26.22	$22.85
Fourth Quarter	$25.10	$22.01

	2013
	High	Low
First Quarter (through March 7, 2013)	$28.69	$24.57

        As of February 20, 2013, there were 577 stockholders of record of our common stock.

DIVIDEND POLICY

        The Company declared a quarterly dividend of $0.17 per share on its common stock for each of the first three quarters of 2012, and increased its dividend to $0.21 per share on its common stock for the fourth quarter of 2012, resulting in total dividends for 2012 of $74.1 million, or $0.72 per share for the year ended December 31, 2012. The Company declared quarterly dividends of $0.14 per share on its common stock in 2011, resulting in total dividends for 2011 of $56.7 million, or $0.56 per share for the year ended December 31, 2011. Dividends from the Bank are the principal source of funds for the payment of dividends on our common stock. The Bank is subject to certain restrictions that may limit its ability to pay dividends to us. See "Business—Regulation and Supervision—Regulatory Limits on Dividends and Distributions" in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into the accompanying prospectus. The quarterly dividends on our common stock are subject to the discretion of our board of directors and dependent on, among other things, our financial condition, results of operations, capital requirements, restrictions contained in financing instruments and other factors that our board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of December 31, 2012 on a historical basis. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into the accompanying prospectus.

As of December 31, 2012
(Dollars in thousands)
Debt:
Short-term borrowings	$8,175
Federal Home Loan Bank advances and other borrowings	1,916,919

Total debt	1,925,094

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 95,006,729 shares issued and outstanding	950
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding	54
Paid-in capital	1,308,315
Retained earnings	413,385
Accumulated other comprehensive income	83,976

Total stockholders' equity	1,806,680

Total capitalization	$3,731,774

SELLING STOCKHOLDERS

        The following table, which was prepared based on information supplied to us by the selling stockholders, sets forth the name of each of the selling stockholders, the number of shares of common stock and Series A Preferred Stock beneficially owned by each of the selling stockholders and the number of shares to be offered by each of the selling stockholders pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock and Series A Preferred Stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement. The ownership percentage indicated in the following table is based on 95,038,213 shares of our common stock outstanding as of February 20, 2013 and gives effect to the automatic conversion of 4,810,000 shares of our Series A Preferred Stock into an equal number of shares of our common stock as a result of this offering.

        We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of February 20, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership Prior to Offering				Beneficial Ownership After Offering
Name of Selling Stockholder	Series A Preferred Stock	Common Stock	Number of Common Stock Offered Hereby		Series A Preferred Stock	Common Stock	Percentage of Common Stock
Investment funds affiliated with The Blackstone Group(1)	5,415,794	8,305,337	4,810,000	(2)	605,794	8,305,337	8.3%
Investment funds affiliated with The Carlyle Group(3)		13,721,131	4,810,000			8,911,131	8.9%
Investment funds affiliated with WL Ross & Co. LLC(4)	—	13,721,131	4,810,000		—	8,911,131	8.9%
Investment funds affiliated with Centerbridge Partners, L.P.(5)	—	10,767,704	3,770,000		—	6,997,704	7.0%
LF Moby LLC(6)	—	589,131	190,000		—	399,131	*
Richard S. and Karen LeFrak Charitable Foundation, Inc.(7)	—	183,795	60,000		—	123,795	*
John A. Kanas(8)	—	5,644,335	800,000		—	4,844,335	4.9%
John Bohlsen(9)	—	2,319,196	350,000		—	1,969,196	2.0%

(1)
Consists of 6,313,634 shares of common stock and 4,117,032 shares of Series A Preferred Stock held by Blackstone Capital Partners V L.P., 1,974,262 shares of common stock and 1,287,389 shares of Series A Preferred Stock held by Blackstone Capital Partners V-AC, L.P., 11,031 shares of common stock and 7,193 shares of Series A Preferred Stock held by Blackstone Family Investment Partnership V, L.P. and 6,410 shares of common stock and 4,180 shares of Series A Preferred Stock held by Blackstone Participation Partnership V, L.P. Blackstone Management Associates V L.L.C. is the general partner of Blackstone Capital Partners V L.P. and Blackstone Capital Partners V-AC L.P. BCP V Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V, L.P. and Blackstone Participation Partnership V, L.P. Chinh E. Chu is a member of

  Blackstone Management Associates V L.L.C., which has investment and voting control over the shares held or controlled by Blackstone Capital Partners V L.P. and Blackstone Capital Partners V-AC L.P., and Mr. Chu is a member of BCP V Side-by-Side GP L.L.C., which has investment and voting control over the shares held or controlled by Blackstone Family Investment Partnership V, L.P. and Blackstone Participation Partnership V, L.P. Mr. Chu disclaims beneficial ownership of such shares. Mr. Chu is a member of our board of directors and Mr. Chu is a Senior Managing Director of The Blackstone Group. The address of each of the entities and persons identified in this note is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.

(2)
Represents 4,810,000 shares of common stock issuable upon the automatic conversion of an equal number of shares of Series A Preferred Stock. Upon any transfer of Series A Preferred Stock to any person other than an affiliate of the holder thereof in a widespread public distribution of common stock or Series A Preferred Stock, each share of Series A Preferred Stock will automatically convert, immediately following such transfer and without any further action on the part of any holder, into one share of common stock.

(3)
Consists of 6,152,974 shares of common stock held by Carlyle Financial Services BU, L.P., 1,367,645 shares of common stock held by Carlyle Strategic Partners II, L.P., 47,539 shares of common stock held by CSP II Coinvestment, L.P., 5,791,067 shares of common stock held by Carlyle Partners V, L.P., 232,580 shares of common stock held by CP V Coinvestment A, L.P., 12,813 shares of common stock held by CP V Coinvestment B, L.P. and 116,513 shares of common stock held of record by Carlyle Partners V-A, L.P.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ.

The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P. TC Group Cayman Investment Holdings Sub L.P. is the managing member of TC Group V, L.L.C., which is the general partner of TC Group V, L.P., which is the general partner of each of Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P. and Carlyle Partners V-A, L.P. TC Group Cayman Investment Holdings Sub L.P. is also the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services BU, L.P. Accordingly, Carlyle Group Management L.L.C. and each of the entities mentioned in this paragraph may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Carlyle Partners V-A, L.P. and Carlyle Financial Services BU.

The Carlyle Group L.P. is also the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. Accordingly, Carlyle Group Management L.L.C. and each of the entities mentioned in this paragraph may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P.

The address of each of the entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004.

(4)
Consists of 12,440,575 shares of common stock held by WLR Recovery Fund IV, L.P., 49,962 shares of common stock held by WLR IV Parallel ESC, L.P. and 1,230,594 shares of common stock held by WLR/GS Master Co-Investment, L.P. (collectively, the "WL Ross Funds"). WLR Recovery Associates IV, LLC is the general partner of WLR Recovery Fund IV, L.P. Invesco WLR IV Recovery Associates, LLC is the general partner of WLR IV Parallel ESC, L.P. WLR Master Co-Investment GP, LLC, is the general partner of WLR/GS Master Co-Investment, L.P. Wilbur L.

  Ross, Jr. is a member of the investment committee of each WL Ross Fund's general partner, which has investment and voting control over the shares held or controlled by each of the WL Ross Funds. Mr. Ross disclaims beneficial ownership of such shares except for his pecuniary interest therein. Mr. Ross is a member of our board of directors and Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. The address of each of the entities and persons identified in this note is c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, New York, NY 10036.

(5)
Consists of 9,182,791 shares of common stock held by Centerbridge Capital Partners, L.P., 339,205 shares of common stock held by Centerbridge Capital Partners Strategic, L.P., 15,114 shares of common stock Centerbridge Capital Partners SBS, L.P., 584,532 shares of common stock held by CB BU Investors, L.L.C., 338,413 shares of common stock held by CB BU Investors II, L.L.C. and 307,649 shares of common stock held by CB BU Investors III, L.L.C. (collectively, the "Centerbridge Funds"). Centerbridge Associates, L.P. is the general partner of each of such entities. Lance N. West is a member of Centerbridge Associates, L.P., which has investment and voting control over the shares held or controlled by each of the Centerbridge Funds. Mr. West disclaims beneficial ownership of such shares. Mr. West is a member of our board of directors and Mr. West is a Senior Managing Director of Centerbridge Partners, L.P. The address of each of the entities and persons identified in this note is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, NY 10152.

(6)
LF Moby LLC is beneficially owned by Richard S. LeFrak, a member of our board of directors, and his sons Harrison T. LeFrak and James T. LeFrak, via various LLCs and trusts. The address of each of the entities and persons identified in this note is c/o The LeFrak Organization, 40 West 57th Street, New York, NY 10019.

(7)
Richard S. LeFrak, a member of our board of directors, is the sole member of the Richard S. and Karen LeFrak Charitable Foundation, Inc. The address of the Richard S. and Karen LeFrak Charitable Foundation, Inc. is 1007 North Orange Street, Suite 210; Wilmington, DE 19801.

(8)
Includes 2,226,258 shares of common stock issuable upon the exercise of options that are currently exercisable. Also includes 709,045 shares of common stock held by the Kanas 2011 Annuity Trust, which is a grantor retained annuity trust and 315,000 shares held by the John and Elaine Kanas Family Foundation. Mr. Kanas is the trustee of the Kanas 2011 Annuity Trust and a co-trustee of the John and Elaine Kanas Family Foundation. Mr. Kanas is the Chairman, President and Chief Executive Officer of the Company. Mr. Kanas disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein, if any. The John and Elaine Kanas Foundation is selling 273,913 shares and Mr. Kanas is selling 526,087 shares in this offering. The address of the Kanas 2011 Annuity Trust and the John and Elaine Kanas Family Foundation is 32 Adelaide Ave., East Moriches, NY 11940.

(9)
Includes 1,171,199 shares of common stock issuable upon the exercise of options that are currently exercisable. Also includes 537,763 shares of common stock held by the Bohlsen 2010 Annuity Trust, which is a grantor retained annuity trust and 120,000 shares held by The Bohlsen Family Foundation. Mr. Bohlsen is the trustee of the Bohlsen 2010 Annuity Trust and president of The Bohlsen Family Foundation. Mr. Bohlsen is the Vice Chairman and Chief Lending Officer of the Company. Mr. Bohlsen disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein, if any. The address of the Bohlsen 2010 Annuity Trust and The Bohlsen Family Foundation is 135 The Helm, East Islip, NY 11730.

U.S. FEDERAL TAX CONSEQUENCES FOR NON U.S. HOLDERS

        The following is a general discussion of the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) that purchases our common stock pursuant to this offering and holds such common stock as a capital asset (generally, property held for investment). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships and their partners, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the state, local, or foreign tax or U.S. federal alternative minimum tax consequences relating to the ownership and disposition of our common stock. Prospective investors should consult their tax advisors regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

        As used in this discussion, the term "non-U.S. holder" refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership nor:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  (iv)
  a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership that holds our common stock and any partner who owns an interest in such a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in our common stock.

Dividends

        In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the non-U.S. holder's tax basis in our common stock, and, to the extent such portion exceeds the non-U.S. holder's tax basis in our common stock, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Sale, Exchange or Other Taxable Disposition."

        The gross amount of dividends paid to a non-U.S. holder with respect to our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder certifies that it is eligible for the benefits of such treaty in the manner described below, or (ii) the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) and the non-U.S. holder satisfies certain certification and disclosure requirements. In the latter case, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends on an net income basis at regular graduated U.S. federal income tax rates in the same manner as a United States person (as defined under the Code). Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty with respect to dividends on our common stock will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder (i) is not a United States person (as defined under the Code) and (ii) is eligible for the benefits of such treaty, and the withholding agent must not have actual knowledge or reason to know that the certification is incorrect. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our common stock is held through a non-U.S. partnership or non-U.S. intermediary, such partnership or intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations.

        A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition

        Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, or other taxable disposition of our common stock unless (i) such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition and certain other conditions are satisfied, (ii) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), or (iii) we are or become a "U.S. real property holding corporation" (as defined in section 897(c) of the Code) at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder's holding period for our common stock and either (a) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) the non-U.S. holder owns (actually or constructively) more than five percent of our common stock at some time during the shorter of the five-year period ending on the date of disposition or such holder's holding period for our common stock. Although there can be no assurances, we believe that we are not a U.S. real property holding corporation, and we do not expect to become a U.S. real property holding corporation.

        Gain described in clauses (i) and (iii) of the immediately preceding paragraph will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person (as defined under the Code). A non-U.S. holder that is a corporation may also be subject to a branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. An individual non-U.S. holder described in clause (ii) of the immediately preceding paragraph will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States.

Federal Estate Tax

        Shares of our common stock beneficially owned by an individual who is not a citizen of the United States or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. Information reporting and backup withholding (at the then applicable rate) may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        After December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners." Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	7,840,001
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,840,001
Credit Suisse Securities (USA) LLC	653,333
Janney Montgomery Scott LLC	653,333
J.P. Morgan Securities LLC	653,333
Keefe, Bruyette & Woods, Inc.	653,333
RBC Capital Markets, LLC	653,333
Wells Fargo Securities, LLC	653,333

Total	19,600,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,940,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 2,940,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$25.25	$494,900,000	$569,135,000
Underwriting discounts and commissions to be paid by the selling stockholders	$0.5050	$9,898,000	$11,382,700
Proceeds to the selling stockholders	$24.745	$485,002,000	$557,752,300

        The estimated offering expenses payable by us are approximately $550,000. We have agreed with the underwriters to pay all fees and expenses related to the review and qualification of this offering by the Financial Industry Regulatory Authority, Inc. and "blue sky" expenses in an aggregate amount not to exceed $50,000 and to split the cost of any aircraft chartered in connection with the road show for this offering.

        Our common stock is listed on the NYSE under the trading symbol "BKU".

        We and the selling stockholders have agreed that, without the prior written consent of the Representatives on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the "Restricted Period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each selling stockholder agrees that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        With respect to us, the restrictions described above do not apply to:

  •
  the issuance by us of shares of common stock upon the exercise of an option or warrant granted under stock incentive, compensation or similar plans, of which the representatives have been advised in writing, or issuances or transfers in accordance with the terms of any stock incentive, compensation or similar plan in effect on the date of this prospectus and as described in this prospectus, of which the representatives have been advised in writing;

  •
  the filing by us of a registration statement with the Securities and Exchange Commission on Form S-8 relating to the offering of securities by us pursuant to terms of any stock incentive, compensation or similar plan in effect on the date of this prospectus and as described in this prospectus;

  •
  the filing of a registration statement on Form S-4 or other appropriate form with respect to the issuance by us of common stock or securities convertible into or exercisable or exchangeable for common stock in connection with an acquisition or business combination (or the entering into of an acquisition agreement or other offer or contract to sell with respect thereto), provided that no such common stock or other securities are issued in connection with any such acquisition or business combination during the Restricted Period.

        With respect to the selling stockholders, the restrictions described above do not apply to:

  •
  the sale of shares to the underwriters;

  •
  transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering (provided that no filing under Section l6(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than a filing on a Form 5 made after the expiration of the Restricted Period) shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions);

  •
  transfers of shares of common stock or any security convertible into common stock as a bona fide gift or gifts;

  •
  transfers of shares of common stock or any security convertible into common stock to any trust for the direct or indirect benefit of the selling stockholder or an immediate family member of such individual;

  •
  transfers by testate succession or intestate distribution;

  •
  distributions or transfers (other than for value) by the selling stockholder to limited partners, members, or stockholders of the selling stockholder or transfers (other than for value) to any corporation, partnership or other business entity that is the direct or indirect affiliate of the selling stockholder;

  •
  transfers (other than for value) of shares to any corporation, partnership or other business entity with whom the selling stockholder shares in common an investment manager or advisor which has investment discretionary authority with respect to the selling stockholder's and the entity's investments pursuant to an investment advisory or similar agreement; and

  •
  the establishment of a trading plan pursuant to Rule 10b5-l under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the selling stockholder or us;

provided that in the case of any transfer or distribution pursuant to the third, fourth, fifth, sixth or seventh bullet above, (x) each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of the letter signed by our directors, officers and selling stockholders, and (y) no filing under Section l6(a) of the Exchange Act (other than a filing on a Form 5 made after the expiration of the Restricted Period), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence.

        Our officers and directors that are not selling stockholders have agreed to similar restrictions as the selling stockholders, except that the Restricted Period ends 60 days after the date of this prospectus supplement.

        The Representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Relationships with Underwriters

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they received, or may receive, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated provided investment banking advice to the investors in the FSB Acquisition who, for the most part, make up the selling stockholders in this offering.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

  Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

  Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

  Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

  Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The underwriters are being represented in this offering by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

COMMON STOCK

        This prospectus relates solely to sales of our common stock by selling stockholders. The selling stockholders, who will be named in a prospectus supplement, may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders.

        This prospectus describes some of the general terms that may apply to our common stock. Each time any common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our common stock to be sold by the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement or a free writing prospectus.

        The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and the accompanying prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "BKU."

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 1 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2013.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the automatic shelf process, the selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, shares of our common stock. We will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which our common stock is being offered and sold. We may also add, update or change in a prospectus supplement information contained in this prospectus.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under "Where You Can Find More Information," and any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

        The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

        This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

        You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

        Unless we state otherwise or the context otherwise requires, references in this prospectus to "we," "our," "us," and the "Company" refer to BankUnited, Inc., a Delaware corporation, and its consolidated subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.bankunited.com). The information on our website is not incorporated by reference into this prospectus.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012, which we filed with the SEC on February 25, 2013;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on April 4, 2012; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A filed on January 18, 2011.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

BankUnited, Inc.
Investor Relations
14817 Oak Lane
Miami Lakes, Florida 33016
(305) 569-2000

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to, among other things, future events and financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company's current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company's operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, the Company's actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE COMPANY

        BankUnited, Inc. is a national bank holding company with three direct wholly-owned subsidiaries: BankUnited, National Association ("BankUnited"), Herald National Bank ("Herald"), and BankUnited Investment Services, Inc. ("BUIS"). BankUnited, a national banking association headquartered in Miami Lakes, Florida with $11.7 billion of assets as of December 31, 2012, provides a full range of banking services to individual and corporate customers through 98 branches located in 15 Florida counties. Herald is a national banking association with 2 branch locations in New York. BUIS is a Florida insurance agency providing wealth management and financial planning services. The operations of BUIS have not historically been significant to the results of operations or financial position of the Company. We intend to discontinue the operations of BUIS in 2013.

        The Company has built, through organic growth and acquisitions, a premier regional bank with a low-risk, long-term value-oriented business model focused on small and medium sized businesses and consumers. We endeavor to provide personalized customer service and offer a full range of traditional banking products and services to both our commercial and retail customers.

Corporate Information

        Our principal executive offices are located at 14817 Oak Lane, Miami Lakes, Florida 33016. Our telephone number is (305) 569-2000. Our Internet address is www.bankunited.com. Information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

        You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2012, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting our company. Each of risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

 USE OF PROCEEDS

        All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders and we will not receive any of the proceeds from such sales.

 DESCRIPTION OF CAPITAL STOCK

        The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law, or the DGCL. For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated by-laws, see "Where You Can Find More Information." We urge you to read our amended and restated certificate of incorporation and our amended and restated by-laws in their entirety.

General

        Our amended and restated certificate of incorporation authorizes us to issue up to 400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

        At February 20, 2013, there were outstanding:

  •
  95,038,213 shares of our common stock held by approximately 577 stockholders; and

  •
  5,415,794 shares of our Series A preferred stock held by one stockholder.

Common Stock

  Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

  Dividends

        Subject to the prior rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors.

  Liquidation

        Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Preferred Stock

  General

        Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

  •
  restricting dividends with respect to our common stock;

  •
  diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

  •
  impairing the liquidation rights of our common stock; or

  •
  delaying or preventing a change of control of us.

  Series A Nonvoting Convertible Preferred Stock

        In February, 2012, the Company created a series of 5,415,794 shares of preferred stock designated "Series A Nonvoting Convertible Preferred Stock", par value $0.01 per share. The preferred stock ranks pari passu with the Company's common stock with respect to the payment of dividends or distributions and has a liquidation preference of $0.01 per share. Subject to certain restrictions, each share of preferred stock is convertible into one share of common stock at the option of the holder or upon written request of the Company and is mandatorily convertible into common stock upon certain transfers. For additional information, see "Certain Related Party Relationships—Blackstone Exchange Agreement" in our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on April 4, 2012.

Registration Rights

        BankUnited, Inc., certain funds affiliated with Blackstone Private Equity Group, or "Blackstone," the Carlyle Group, or "Carlyle," Centerbridge Partners, L.P., or "Centerbridge," and WL Ross & Co. LLC, or "WL Ross," all together referred to as the "Sponsors," and each individually as a "Sponsor," John A. Kanas, John Bohlsen, Rajinder P. Singh, and Douglas J. Pauls (together with Messrs. Kanas, Bohlsen and Singh, the "Management Members"), LF Moby LLC (which is beneficially owned by Richard S. LeFrak and his sons), Eugene F. DeMark, Ambassador Sue M. Cobb, and all other members of BU Financial Holdings LLC, previously the sole stockholder of BankUnited, Inc., entered into a registration rights agreement on February 2, 2011.

        Pursuant to the registration rights agreement, the Sponsors have been provided with demand registration rights, which became exercisable after expiration of the lockup provisions applicable to them. The demand registration rights require BankUnited, Inc. to register the shares of common stock beneficially owned by the demanding Sponsor with the SEC for sale by it to the public in a non-shelf registered offering, provided that the value of the registrable securities proposed to be sold by such demanding Sponsor is at least the lesser of $50.0 million or the value of all registrable securities held by such Sponsor. Subject to certain restrictions, any demanded non-shelf registered offering may, at BankUnited, Inc.'s option, include shares to be sold by BankUnited, Inc. for its own account and will also include shares to be sold by stockholders that exercise their related piggyback rights in accordance with the registration rights agreement. The registration rights provisions also provide that BankUnited, Inc. may be required under certain circumstances to file a shelf registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. BankUnited, Inc. may postpone the filing of such a registration statement or suspend the effectiveness of any registration statement for a reasonable "blackout period" not in excess of 90 days if BankUnited, Inc.'s board of directors determines that such registration or offering could materially interfere with a bona fide business or financing transaction of BankUnited, Inc. or is reasonably likely to require premature disclosure of material, non-public information, the premature disclosure of which BankUnited, Inc.'s board of directors reasonably determines in the exercise of its good faith judgment would not be in the best interests of BankUnited, Inc.; provided that BankUnited, Inc. shall not postpone the filing of a registration statement or suspend the effectiveness of any registration statement for more than 90 days in the aggregate in any 360-day period.

        In addition, pursuant to the registration rights agreement, in the event that BankUnited, Inc. is registering additional shares of common stock for sale to the public, whether on its own behalf (except with respect to registered primary offerings by BankUnited, Inc. (i) covered by a Form S-4 registration statement, Form S-8 registration statement or a successor form applicable to employee benefit-related or stock compensation and incentive offers and sales or (ii) where the shares are not being sold for cash) or through a demand registration on behalf of a Sponsor (as described above), BankUnited, Inc. is required to give notice of such registration to all parties to the registration rights agreement that hold registrable securities (which includes members of BankUnited, Inc. management that hold shares of BankUnited, Inc. common stock) of the intention to effect such a registration. Such notified persons have piggyback registration rights providing them the right to have BankUnited, Inc. include the shares of common stock owned by them in any such registration if BankUnited, Inc. has received written requests for inclusion therein within prescribed time limits, subject to other provisions under the registration rights agreement.

Corporate Opportunity

        Our amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" will not apply against the Sponsors, any of their affiliates or any of our directors or officers, and that the Company renounces any interest or expectancy in any business opportunities that are presented to any of the Sponsors or any of their affiliates or to any of the directors or officers of the Company, even if such opportunity is of a character that could be taken by the Company. To the extent that the Sponsors, any of their affiliates, or any of our directors and officers participate in any such business opportunity, they may have differing interests than our other stockholders.

Anti-Takeover Considerations and Special Provisions of our Certificate of Incorporation, By-Laws and Delaware Law

        The following sets forth certain provisions of the DGCL, and our amended and restated certificate of incorporation and our amended and restated by-laws. Banking laws also impose notice approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. For additional information, see "Business—Regulation and Supervision—Notice and Approval Requirements Related to Control" in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated certificate of incorporation and amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

  Stockholder Meetings

        Our amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may be called for any purpose or purposes at any time by a majority of our board of directors or by the Chief Executive Officer or the President. In addition, our amended and restated certificate of incorporation provide that a holder, or a group of holders, of capital stock holding 25.0% or more of the total voting power of the outstanding shares of our capital stock may cause us to call a special meeting of the stockholders for any purpose or purposes at any time.

  No Action by Stockholders Without a Meeting

        Our amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders are not entitled to act by written consent.

  Amendments to our Amended and Restated By-Laws

        Our board of directors, by the affirmative vote of at least a majority of the board of directors, has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws. The by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of outstanding capital stock entitled to vote thereon, subject to a specified exception relating to indemnification and advancement of expenses.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

  Director Removal

        Except as may otherwise be required by applicable law and subject to the rights of holders of preferred stock then outstanding, our amended and restated certificate of incorporation and amended and restated by-laws will provide that stockholders may not remove directors without cause.

  "Blank Check" Preferred Stock

        Our amended and restated certificate of incorporation and amended and restated by-laws authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

  Section 203

        We have elected to "opt out" of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge, or other disposition of 10.0% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15.0% or more of the outstanding voting stock of the corporation.

        A Delaware corporation may "opt out" of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation's outstanding voting shares.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "BKU."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is the Registrar and Transfer Company.

SELLING STOCKHOLDERS

        Information regarding the beneficial ownership of our common stock by the selling stockholders, the number of shares being offered by the selling stockholders and the number of shares beneficially owned by the selling stockholders after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

 PLAN OF DISTRIBUTION

        The selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  to or through underwriters, brokers or dealers; or

  •
  through a combination of any of these methods.

        In addition, the manner in which the selling stockholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        The selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

  •
  sell securities short and redeliver such shares to close out the short positions;

  •
  enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        The securities covered by this prospectus may be sold:

  •
  on a national securities exchange;

  •
  in the over-the-counter market; or

  •
  in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

        In addition, the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from the selling stockholders or others to settle such sales and may use securities received from the selling stockholders to close out any related short positions. The selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

  •
  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  •
  the public offering price or purchase price of the securities and the net proceeds to be received by the selling stockholders from the sale;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or markets on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from the selling stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

        The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable prospectus of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to the activities of the selling stockholders and any affiliates of the selling stockholders. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        The selling stockholders are not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities.

Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

        We cannot assure you that the selling stockholder will sell all or any portion of the securities offered hereby.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the applicable selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        The selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling stockholders and its compensation.

        In connection with offerings made through underwriters or agents, the selling stockholders may enter into agreements with such underwriters or agents pursuant to which the selling stockholders receive outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling stockholders under these arrangements to close out any related open borrowings of securities.

Dealers

        The selling stockholders may sell the offered securities to dealers as principals. The selling stockholders may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling stockholders at the time of resale. Dealers engaged by the selling stockholders may allow other dealers to participate in resales.

Direct Sales

        The selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        The selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        The selling stockholders will enter into such delayed contracts only with institutional purchasers that the selling stockholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        The selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the selling stockholders in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of BankUnited, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The Company acquired Herald National Bank (Herald) during 2012, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2012, Herald's internal control over financial reporting associated with total assets of $490.5 million and total net interest income of $13.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2012. KPMG LLP's audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Herald.

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